Exhibit 99.1

Frontier Communications

3 High Ridge Park

Stamford, CT 06905

203.614.5600

www.frontier.com

FRONTIER COMMUNICATIONS ANNOUNCES PLANNED CEO TRANSITION

Daniel McCarthy, President and COO, Named Chief Executive Officer

Maggie Wilderotter Elected Executive Chairman of the Board

STAMFORD, Conn. – March 3, 2015 – Frontier Communications Corporation (NASDAQ:FTR) today announced that Daniel J. McCarthy, currently President and Chief Operating Officer and a member of the Board of Directors, will succeed Maggie Wilderotter and become President and Chief Executive Officer, effective April 3, 2015.  Mrs. Wilderotter will transition to a new role as Executive Chairman of the Board of Directors.  She will continue to work closely with Mr. McCarthy to ensure a seamless transition of leadership responsibilities.

Mr. McCarthy has been with the Company since 1990, and has served as Frontier’s President and Chief Operating Officer since April 2012.  He has served as a member of the Board of Directors since May 2014.  In his capacity as President and COO, Mr. McCarthy has played an integral role in Frontier’s successful transformation into a national communications services provider, operating in 28 states and with nearly 15 million addressable households. Most recently, Mr. McCarthy led the team negotiating the terms of the Company’s agreement to acquire Verizon’s wireline voice, broadband and video operations in California, Florida and Texas for $10.54 billion.

Mr. McCarthy said, “I am honored to have the opportunity to lead Frontier at this exciting moment in our history, and thank Maggie for her guidance and mentorship. I look forward to working with her, the Board and the rest of the leadership team as we continue to enhance our competitive position in the markets we serve, execute our strategic plan and deliver strong results benefitting our shareholders, customers and employees.”

Mrs. Wilderotter said, “It has been a privilege to lead Frontier as CEO for more than 10 years, and I am very proud of our team’s accomplishments. The Board and I are confident that now is the right time to transition leadership responsibilities and that Dan is the right leader to advance Frontier’s record of success. Since joining Frontier nearly 25 years ago, Dan has been an invaluable leader and contributor to Frontier’s significant achievements.  Frontier benefits from an outstanding management team with a diverse range of experienced leaders and thousands of dedicated employees. I look forward to remaining with the Company as Executive Chairman and contributing to its continued growth and success.”

Howard Schrott, Lead Director, said “Today’s announcement is the result of the Board’s on-going succession planning process, which took on special emphasis several years ago when Maggie first discussed her plans with us.  In Dan McCarthy the Board has found the person best qualified to drive Frontier forward. Dan is a top-notch leader who knows Frontier and our industry.  He has an intimate understanding of our strategy, has a proven track record in operational execution and, most of all, knows how to create shareholder value. We are highly confident in Dan’s abilities and anticipate a seamless transition to his new role as CEO of Frontier.”

About Daniel J. McCarthy

Daniel J. McCarthy has served as President and Chief Operating Officer of Frontier since April 2012 and as a member of the Frontier Board of Directors since May 2014. He was Executive Vice President and Chief Operating Officer from January 2006 to April 2012.  Before this, he was Senior Vice President, Field Operations from December 2004 to December 2005, and Senior Vice President, Broadband Operations from January 2004 to December 2004.

Mr. McCarthy joined Frontier in 1990 in the Company's Kauai, Hawaii, electric division. In 1995, he moved to Arizona to assume responsibility for the Company's energy operations. In 2001 he was promoted to President and Chief Operating Officer of Citizens Public Services sector, responsible for the Company's energy and water operations. He served as President and Chief Operating Officer of Electric Lightwave from January 2002 to December 2004.

Mr. McCarthy is a Trustee of The Committee for Economic Development, a nonprofit, nonpartisan, business-led, public policy organization. He serves on the Board of Trustees of Sacred Heart University in Fairfield, Connecticut and is a member of the Western Connecticut Health Network Corporate Advisory Council.

He holds a bachelor's degree in marine engineering from the State University of New York Maritime College at Fort Schuyler, and an M.B.A. from the University of Phoenix.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) offers broadband, voice, video, wireless Internet data access, Frontier Secure data security solutions, bundled offerings and specialized bundles for residential customers, small businesses and home offices, and advanced communications for medium and large businesses in 28 states. Frontier’s approximately 17,400 employees are based entirely in the United States. More information is available at www.frontier.com and www.frontier.com/ir.

Contact:

Investors:
Luke Szymczak, 203-614-5044
Vice President, Investor Relations
luke.szymczak@ftr.com

Media:
Steve Crosby, 916-206-8198	Brigid Smith, 203-614-5042
Senior Vice President, Corporate Communications	AVP, Corporate Communications
steven.crosby@ftr.com	brigid.smith@ftr.com